As filed with the Securities and
Exchange Commission on November 23, 1999    Registration No. 333-
                                                                 ---------------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 ---------------

                             REPUBLIC BANCORP, INC.
             (Exact name of registrant as specified in its charter)

             Kentucky                                                61-0862051
(State or other jurisdiction                                    (I.R.S. Employer
of incorporation or organization)                            Identification No.)


                             601 West Market Street
                           Louisville, Kentucky 40202
                    (Address of Principal Executive Offices)

                              1997 Director Options
                  Republic Bancorp, Inc. 1995 Stock Option Plan
                            (Full Title of the Plans)

                                                                  Copy to:
Michael Ringswald, General Counsel                        Cynthia W. Young, Esq.
Republic Bancorp, Inc.                                    Wyatt, Tarrant & Combs
601 West Market Street                                     2800 Citizens Plaza
Louisville, Kentucky  40202                           Louisville, Kentucky 40202

                     (Name and address of agent for service)

                                 (502) 584-3600
          (Telephone number, including area code, of agent for service)



                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------

            Title of                       Amount             Proposed maximum       Proposed maximum         Amount of
           securities                      To be               offering price       aggregate offering       Registration
        to be registered                 Registered              per share(1)               price1                 fee
------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock,                   2,135,000(2) shares          $8.5625            $16,518,156.25           $4,592.05
no par value
Class B Common Stock,                     194,500(2) shares          $8.5625             $1,665,406.25            $ 462.98
no par value
------------------------------------------------------------------------------------------------------------------------------

1 Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h) based on [1] the average of the high and low prices of the Class A Common Stock on the Nasdaq National Market System as of November 18, 1999 ($8-3/4 and $8-3/8), with respect to the 1,902,500 shares of Class A Common Stock and 194,500 shares of Class B Common Stock issuable under the 1995 Stock Option Plan, and [2] the actual exercise price ($6.00 per share) with respect to the 38,000 shares of Class A Common Stock issuable under the 1997 Director Options. The Class B Common Stock is convertible, on a one-to-one basis, into Class A Common Stock and, since it has no established trading market, is assumed to have the same price as the Class A Common Stock, for purposes of the calculation. In accordance with Rule 457(i), no amount is shown with respect to the 194,500 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock, which are also being registered hereby.

2 Includes 1,902,500 shares of Class A Common Stock and 194,500 shares of Class B Common Stock issuable under the 1995 Stock Option Plan and 38,000 shares of Class A Common Stock issuable under the 1997 Director Options, in each case subject to adjustment as provided in the 1995 Stock Option Plan. Also includes 194,500 shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock. The Registrant also registers hereby such indeterminate number of additional shares of Class A Common Stock and Class B Common Stock as may be required to cover antidilutive adjustments in accordance with the 1995 Stock Option Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant hereby incorporates by reference the following documents in this Registration Statement:

         1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         2. The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

         3. The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

         4. The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999; and

         5. The description of the Class A Common Stock of the Registrant contained in the Registrant's Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


ITEM 4. DESCRIPTION OF SECURITIES.

         The Class A Common Stock of the Registrant is registered under Section 12(g) of the Exchange Act. The following is a description of the Class B Common Stock of the Registrant:

                       DESCRIPTION OF CLASS B COMMON STOCK

         The rights of the Class B Common Stock are governed by the Articles of Incorporation and Bylaws of the Registrant and the Kentucky Business Corporation Act.

         The following  briefly  outlines  certain  rights of the Class B Common
Stock:

          VOTING RIGHTS. The Class B Common Stock carries the right to 10 votes per share on all matters presented to a vote of the shareholders of the Registrant. The Class B Common Stock votes together with the Class A Common Stock (which carries the right to one vote per share) as a single voting group unless Kentucky law requires separate voting on a particular matter.

         In the election of directors, cumulative voting rules apply. Under cumulative voting, each shareholder is entitled to vote the number of votes of the shares owned by him or her on the record date multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his votes in any manner among as many candidates as the shareholder sees fit.

         The Registrant's Articles of Incorporation limit the right of shareholders to call a special meeting of the shareholders. Under the Articles of Incorporation, special meetings of shareholders may only be called by the board of directors or shareholders owning shares representing more than 50% of the votes entitled to be cast by all shareholders of the Registrant. The affirmative vote of shareholders owning more than 50% of the voting power of the then outstanding voting stock is required to amend this provision of the Articles of Incorporation.

         DIVIDENDS. Subject to any preferential rights of any shares of Preferred Stock then outstanding, and applicable requirements of law, the Class B Common Stock is entitled to dividends from funds legally available therefor if, as and when declared by the board of directors of the Registrant.

         If any dividend is paid with respect to the Class B Common Stock, a dividend of like kind must be declared and paid contemporaneously with respect to the Class A Common Stock. If a cash dividend is paid on the Class B Common Stock, a cash dividend must be paid on the Class A Common Stock in an amount per share equal to 110% of the dividend paid per share on the Class B Common Stock (rounded to the nearest $.0001). If a stock dividend, payable in shares of Class B Common Stock, is paid on the Class B Common Stock, a stock dividend, payable in shares of Class A Common Stock, must be paid on the Class A Common Stock at the same per share rate. If a dividend is paid on the Class B Common Stock other than in cash or shares of Class B Common Stock, an equal dividend, on a per share basis, must be paid on the Class A Common Stock.

         The instruments under which the securities of the Registrant's subsidiary, Republic Capital Trust, are outstanding prohibit the payment of dividends on the Registrant's common stock if the Registrant elects to defer payments on the trust subsidiary's securities, as permitted by those instruments.

         CONVERSION. The Class B Common Stock is convertible into shares of Class A Common Stock on a one-for-one basis. Only whole shares of Class B Common Stock can be converted. Holders cannot convert a fractional share of Class B Common Stock into a fractional share of Class A Common Stock.

         To convert shares of Class B Common Stock into shares of Class A Common Stock, the record holder of the Class B Common Stock must

<        endorse the stock certificate (or certificates) representing the shares of Class B Common Stock for transfer,

<        surrender the endorsed certificate (or certificates) at the office of the Registrant or of any transfer agent for the Class B Common Stock, and

<        give written notice to the Registrant at such office that the holder is electing to convert the shares.

The Registrant will, as soon as practicable thereafter, issue and deliver at such office to the converting shareholder a certificate for the shares of Class A Common Stock the shareholder is entitled to receive as a result of the conversion. The conversion of shares of Class B Common Stock into Class A Common Stock will be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Class B Common Stock to be converted, and the converting shareholder will be treated for all purposes as the record holder of such shares of Class A Common Stock at such time on such date.

         The Registrant is required to reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, a sufficient number of shares of Class A Common Stock to effect the conversion of all outstanding shares of the Class B Common Stock. If at any time the number of authorized but unissued shares of Class A Common Stock is not sufficient to effect the conversion of all of the then outstanding shares of the Class B Common Stock, the Registrant will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Registrant's Articles of Incorporation.

         PREEMPTIVE RIGHTS. Holders of the Class B Common Stock are not entitled to preemptive rights with respect to any shares which may be issued.

         REDEMPTION.   The Class B Common Stock is not subject to redemption or
to any sinking fund.

         CONVERSION OR REDEMPTION. The Class B Common Stock is convertible into shares of Class A Common Stock on a one-for-one basis. The Class B Common Stock is not subject to redemption or to any sinking fund.

         PREEMPTIVE RIGHTS. Holders of the Class B Common Stock are not entitled to preemptive rights with respect to any shares which may be issued.

         DISSOLUTION. If the Registrant is dissolved, the holders of the Class B Common Stock, together with the holders of the Class A Common Stock, will be entitled to receive, pro rata based on the number of shares held, the remaining assets of the Registrant after the satisfaction of the Registrants liabilities and any preferential liquidation rights of any then outstanding shares of Preferred Stock of the Registrant.

         ASSESSABILITY. Shares of Class B Common Stock issued against receipt of the consideration authorized by the board of directors consisting of property paid or services rendered are not subject to liability for further calls or to assessment by the Registrant or for liabilities of the Registrant imposed on its shareholders under Kentucky statutes.

         ANTI-DILUTION PROVISION. The Registrant's Articles of Incorporation require that, if there is a change in the number of issued and outstanding shares of Class A Common Stock as a result of share split, reverse share split, share dividend or similar recapitalization (a "Capital Change"), then a Capital Change of like kind must be made in the issued and outstanding shares of Class B Common Stock. Likewise, if there is a Capital Change in the issued and outstanding shares of Class B Common Stock, a Capital Change of like kind must occur in the issued and outstanding shares of Class A Common Stock.

         OTHER ASPECTS. The Articles of Incorporation of the Registrant do not contain any restriction on the alienability of the Class B Common Stock or any provision discriminating against any existing or prospective holder of shares of Class B Common Stock as a result of such shareholder owning a substantial amount of securities.

         In addition to the Class A and the Class B Common Stock, the Registrant is also authorized to issue 100,000 shares of Preferred Stock. The Preferred Stock is preferred as to the payment of dividends over the Class B Common Stock and shall be preferred over the Class B Common Stock upon liquidation, dissolution or winding up of the affairs of the Registrant. The Registrant's Articles of Incorporation authorize the board of directors of the Registrant to establish series of Preferred Stock and to fix the relative rights and preferences of shares of the series established. The authority vested in the board of directors by the Articles of Incorporation includes the authority, within the limitations imposed by law and the Articles of Incorporation, to fix and determine as to each series of Preferred Stock:

         [1] The voting rights and powers, if any, of the holders of shares of such series;

         [2] The number of shares and designation of such series;

         [3] The annual dividend rate and whether cumulative, noncumulative, or partially cumulative;

         [4] The prices at which, and the terms and conditions on which, shares of such series may be redeemed;

         [5] The amounts payable on shares of such series in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Registrant;

         [6] Whether the shares of such series shall have a preference, as to the payment of dividends or otherwise, over the shares of any other series;

         [7] The terms, if any, upon which shares of such series may be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes, including the price or prices and the rate of conversion or exchange, any adjustments thereof, and all other terms and conditions;

         [8] The sinking fund provisions, if any, for the redemption or purchase of shares of such series; and

         [9] Such other provisions as may be fixed by the board of directors of the Registrant pursuant to Kentucky law.

          To the extent the board of directors of the Registrant exercises this authority granted it in the Articles of Incorporation, the fixing of the relative rights, preferences and limitations of shares of Preferred Stock, vis-a-vis the Class B Common Stock, could have the effect of modifying the rights of holders of Class B Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Registrant without further action by shareholders and may adversely affect the voting and other rights of the holders of Class B Common Stock.

         The Preferred Stock and, because of its voting rights, the Class B Common Stock could be deemed to have an anti-takeover effect. If a hostile takeover situation should arise, shares of Class B Common Stock and/or Preferred Stock could be issued to purchasers sympathetic with the Registrant's management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Registrant's securities or the removal of incumbent management.

         The effects of the issuance of a series of the Preferred Stock on the holders of Class B Common Stock could include, among other things, (i) reduction of the amount otherwise available for payments of dividends on Class B Common Stock if dividends are payable on the series of Preferred Stock; (ii) restrictions on dividends on Class B Common Stock if dividends on the series of Preferred Stock are in arrears; (iii) dilution of the voting power of Class B Common Stock if the series of Preferred Stock has voting rights, including a possible "veto" power if the series of Preferred Stock has class voting rights;
(iv) dilution of the equity interest of holders of Class B Common Stock if the series of Preferred Stock is convertible, and is converted, into Class B Common Stock; and (v) restrictions on the rights of holders of Class B Common Stock to share in the Registrant's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of Preferred Stock. Holders of Class B Common Stock have no preemptive rights to purchase or otherwise acquire any Preferred Stock that may be issued.

         ELIMINATION OF CERTAIN LIABILITIES AND INDEMNIFICATION RIGHTS. The Articles of Incorporation of the Registrant limit the liability of directors to the Registrant and its shareholders to the maximum extent permitted by applicable law. Under Section 271B.2-020 of the Kentucky Business Corporation Act, the personal liability of a director may not be eliminated or limited for the following actions:

         (1) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the corporation or its shareholders;

         (2) for acts or omissions not in good faith or which involve intentional misconduct or are known by the director to violate law;

         (3) actions involving an unlawful distribution in violation of KRS 271B.8-330; and

         (4) for any transaction from which the director derived an improper personal benefit.

 If the Kentucky General Assembly expands the types of director liabilities that can be eliminated or limited, the personal liability of directors of the Registrant under the Articles of Incorporation will likewise be eliminated or limited without any further action by shareholders.

         Under Kentucky law, a corporation has broad powers of indemnification. A person may be indemnified for judgments, penalties, fines, settlements, and reasonable expenses incurred by that person in proceedings in connection with the person's official capacity in the corporation. Indemnification against reasonable legal expenses incurred by a person in such a proceeding is mandatory when the person is wholly successful in the defense of the proceeding. The Bylaws of the Registrant also require the Registrant to indemnify, and permit the Registrant to advance expenses to, all directors, officers, employees or agents of the Registrant who were or are threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, to the fullest extent that is expressly permitted or required by the Kentucky statutes and all other applicable law.

         CONFLICT OF INTEREST TRANSACTIONS. The Articles of Incorporation provide that the Registrant may enter into conflict of interest transactions with officers, directors and/or shareholders. According to the Articles of Incorporation, a conflict of interest transaction that is approved by shareholders holding a majority of the voting power is valid and binding as though ratified by every shareholder of the Registrant.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the issuance of the shares of Class A Common Stock and Class B Common Stock being offered by the Registration Statement will be passed on for the Registrant by the law firm of Wyatt, Tarrant & Combs. Wyatt, Tarrant & Combs provides legal services from time to time to the Registrant, and partners of Wyatt, Tarrant & Combs own shares of the Registrant's common stock.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Bylaws of the Registrant require the Registrant to indemnify, and permit the Registrant to advance expenses to, all directors, officers, employees or agents of the Registrant who were or are threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, to the fullest extent that is expressly permitted or required by the Kentucky statutes and all other applicable law.

         The circumstances under which Kentucky law requires or permits a corporation to indemnify its directors, officers, employees and/or agents are set forth at KRS 271B.8-500, et seq.

         Generally, under KRS 271B.8-500 ET SEQ., a corporation may indemnify an individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if:

         [1] He conducted himself in good faith; and

         [2] He reasonably believed

                  [a] in the case of conduct in his official capacity with the corporation that his conduct was in its best interests; and

                  [b] in all other cases, that his conduct was at least not opposed to its best interests; and

                  [c] in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         A corporation may not indemnify a director or officer: [1] in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation; or [2] in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

    The Registrant may provide liability insurance for each director and officer for certain losses arising from claims or changes made against them while acting in their capabilities as directors or officers of Registrant, whether or not Registrant would have the power to indemnify such person against such liability, as permitted by law.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8. EXHIBITS.

         The exhibits listed on the Exhibit Index appearing on page 14 of this Registration Statement are hereby incorporated by reference.


ITEM 9. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

<          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

<          To include any prospectus required by Section 10(a)(3) of the Act;

<          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

<          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs 1.A[1] and 1.A[2] do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

<          That, for the purpose of determining any liability under the
           Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

<          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on November 11, 1999.

                                       REPUBLIC BANCORP, INC.


                                       By /s/ Steven E. Trager
                                         ---------------------------------------
                                       Steven E. Trager, Chief Executive Officer


        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven E. Trager and Bill Petter, and each of them, with the power to act without the other, his or her true and lawful attorney-in-facts and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated and on the dates indicated:


                (Signature)                                    (Title)                             (Date)


/s/ Andy Anderson                                              Director                       November 11, 1999
----------------------------
Andy Anderson


/s/ Larry M. Hayes                                             Director                       November 11, 1999
----------------------------
Larry M. Hayes



/s/ Bill Petter                                         Chief Operating Officer,              November 11, 1999
----------------------------                          Vice Chairman and Director
Bill Petter


/s/ Sandra Metts Snowden                                       Director                       November 11, 1999
----------------------------
Sandra Metts Snowden


/s/ R. Wayne Stratton                                          Director                       November 11, 1999
----------------------------
R. Wayne Stratton


/s/ Samuel G. Swope                                            Director                       November 11, 1999
----------------------------
Samuel G. Swope

/s/ A. Scott Trager                                   Vice Chairman and Director              November 11, 1999
----------------------------
A. Scott Trager

/s/ Bernard M. Trager                                    Chairman & Director                  November 11, 1999
----------------------------
Bernard M. Trager

/s/ Steven E. Trager                             Chief Executive Officer and Director         November 11, 1999
----------------------------
Steven E. Trager

/s/ Mark A. Vogt                                           Chief Financial and                November 11, 1999
----------------------------                            Chief Accounting Officer
Mark A. Vogt


                                  Exhibit Index

4.1 Articles of Incorporation of Republic Bancorp, Inc., as amended (incorporated by reference to Exhibit 3(i) to the Registration Statement on Form S-1 of Republic Bancorp, Inc. (Registration No. 333-56583), filed with the Securities and Exchange Commission on July 7, 1998 pursuant to the Securities Exchange Act of 1933)

4.2 Bylaws of Republic Bancorp, Inc., as amended (incorporated by reference to Exhibit 3(ii) to the Registration Statement on Form S-1 of Republic Bancorp, Inc. (Registration No. 333-56583), filed with the Securities and Exchange Commission on July 20, 1998 pursuant to the Securities Exchange Act of 1933)

5    Opinion of counsel

23.1 Consent of Crowe, Chizek and Company LLP

23.2 Consent of Wyatt, Tarrant & Combs (included in Exhibit 5)

24 Power of attorney (included on the signature page of the Registration Statement)

99.1 1995 Stock Option Plan of Republic Bancorp, Inc.

99.2 Summary of terms of 1997 Director Options